Exhibit 10.1

INCREMENTAL JOINDER AND

SECOND AMENDMENT TO CREDIT AGREEMENT

This INCREMENTAL JOINDER AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of April 12, 2018 and effective as of the Effective Date (as hereinafter defined), is made and entered into by and among THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Tribe (the “Borrower”), the other Loan Parties party hereto, each of the INCREASED REVOLVING FACILITY LENDERS (as hereinafter defined) party hereto, each of the INCREASED TERM B FACILITY LENDERS (as hereinafter defined) party hereto, each of the other Lenders party hereto, BANK OF AMERICA, N.A., as Swingline Lender, and CITIZENS BANK, N.A., as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as L/C Issuer under the Existing Credit Agreement referred to below.

RECITALS:

WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of October 14, 2016, as amended by that certain First Amendment to Credit Agreement, dated as of April 14, 2017 (as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement” and the Existing Credit Agreement as amended by this Second Amendment, the “Amended Credit Agreement”), by and among the Tribe, the Borrower, the banks, financial institutions and other entities from time to time party thereto as lenders (including the L/C Issuer and the Swingline Lender) (collectively, the “Lenders”), the Administrative Agent, and the other parties party thereto;

WHEREAS, the Borrower has requested that the Lenders party hereto agree to amend certain provisions of the Existing Credit Agreement subject to, and in accordance with, the terms and conditions set forth herein;

WHEREAS, pursuant to Section 2.15 of the Amended Credit Agreement, the Borrower has requested that immediately following the effectiveness of the amendments to the Existing Credit Agreement effected by this Second Amendment, (i) those certain financial institutions party hereto and listed on Schedule A hereto (the “Increased Revolving Facility Lenders”) provide an increase in the Revolving Commitments under the Revolving Credit Facility in the aggregate principal amount of $80,000,000 (the “Increased Revolving Commitments” and the loans made thereunder, the “Increased Revolving Loans”), with such Increased Revolving Commitments having the same terms as the Initial Revolving Credit Facility, as amended hereby and (ii) those certain financial institutions party hereto and listed on Schedule B hereto (the “Increased Term B Facility Lenders”) provide new Increased Term Loan Commitments to make additional Term B Loans in the aggregate principal amount of $80,000,000 (the “Increased Term B Loan Commitments” and the loans made thereunder, the “Increased Term B Loans”; the Increased Term B Loan Commitments, together with the Increased Revolving Commitments, collectively, the “Incremental Facilities”);

WHEREAS, the proceeds of the Incremental Facilities will be used for working capital and other general corporate purposes, including additional investments in the Mohegan Sun Korea Project and/or CT Expo and the repayment of any Loans outstanding under the Amended Credit Agreement; and

WHEREAS, the Lenders party hereto and the Administrative Agent are willing, on the terms and subject to the conditions set forth below, to enter into this Second Amendment and to consent to the amendments of and waivers to the Existing Credit Agreement described herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    Definitions.

Except as otherwise expressly provided herein, capitalized terms used in this Second Amendment (including in the Recitals and the introductory paragraph above) shall have the meanings given in the Amended Credit Agreement, and the rules of construction set forth in the Amended Credit Agreement shall apply to this Second Amendment.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

SECTION 2.1    Amendments to Existing Credit Agreement.

Each of the amendments to the Existing Credit Agreement set forth in this Section 2.1 shall be effective as of the Effective Date.

(a)    The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement, inserted in proper alphabetical order:

““Inspire” has the meaning specified in Section 7.16.”

““Mohegan Sun Korea Management Agreement” has the meaning specified in Section 7.16.”

““Second Amendment” means that certain Incremental Joinder and Second Amendment to Credit Agreement, dated as of April 12, 2018, among the Tribe, the Borrower, the Loan Parties party thereto, the Increased Revolving Facility Lenders party thereto, the Increased Term B Facility Lenders party thereto, each of the other Lenders party thereto, the Swingline Lender, the Administrative Agent and the L/C Issuer.”

““Second Amendment Effective Date” means the “Effective Date” as defined in the Second Amendment.”

(b)    The definition of “Amortization Amount” in Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating clause (b) thereof as follows:

“(b) with respect to the Term B Loans, from and after the Second Amendment Effective Date, an amount equal to the sum of any adjustment required pursuant to Section 2.15(e) plus $2,170,352.99;”

(c)    The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)    from and after the Second Amendment Effective Date, with respect to any Revolving Commitment, Revolving Loan and Letter of Credit Fee payable to Lenders under the Initial Revolving Credit Facility, the following rates per annum (expressed in basis points), based upon the Total Leverage Ratio as set forth below:

Applicable Rate

Pricing Level	Total Leverage Ratio	Unused Fee	Eurodollar Rate + Letters of Credit	Base Rate +
1	≤ 2.50x	37.5	2.00%	1.00%
2	2.50x < x ≤ 3.00x	37.5	2.50%	1.50%
3	3.00x < x ≤ 3.50x	37.5	3.00%	2.00%
4	3.50x < x ≤ 4.00x	50.0	3.25%	2.25%
5	4.00x < x ≤ 4.50x	50.0	3.50%	2.50%
6	> 4.50x	50.0	3.75%	2.75%

(b)    from and after the Second Amendment Effective Date, with respect to any Term A Loan, the following rates per annum (expressed in basis points), based upon the Total Leverage Ratio as set forth below:

Applicable Rate

Pricing Level	Total Leverage Ratio	Eurodollar Rate +	Base Rate +
1	≤ 2.50x	2.00%	1.00%
2	2.50x < x ≤ 3.00x	2.50%	1.50%
3	3.00x < x ≤ 3.50x	3.00%	2.00%
4	3.50x < x ≤ 4.00x	3.25%	2.25%
5	4.00x < x ≤ 4.50x	3.50%	2.50%
6	4.50x < x ≤ 5.50x	3.75%	2.75%
7	> 5.50x	4.125%	3.125%

(c)    from and after the Second Amendment Effective Date, with respect to any Term B Loan, the following rates per annum (expressed in basis points), based upon the Total Leverage Ratio as set forth below:

Applicable Rate

Pricing Level	Total Leverage Ratio	Eurodollar Rate +	Base Rate +
1	≤ 5.50x	4.00%	3.00%
2	> 5.50x	4.375%	3.375%

(d)    with respect to any Incremental Term Loan, as set forth in the applicable Incremental Joinder;

(e)    with respect to any Other Revolving Loan or Other Term Loan, as set forth in the applicable Refinancing Amendment; and

(f)    with respect to any Extended Revolving Loan or Extended Term Loan, as set forth in the applicable Extension Amendment.

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 8.02(b); provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with Section 8.02(b), then the highest Pricing Level shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered and (ii) for the period beginning on the Closing Date and ending on the first date thereafter on which a Compliance Certificate is delivered pursuant to Section 8.02(b), the highest Pricing Level shall apply.”

(d)    The definition of “Incremental Loan Amount” in Section 1.01 of the Existing Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding the foregoing, the incurrence of Increased Term Loan Commitments and Increased Revolving Commitments pursuant to the Second Amendment on the Second Amendment Effective Date shall not constitute usage of any amounts under clause (a)(i) of this definition.”

(e)    Section 2.05(k) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“In the event of a full or partial prepayment of any Term B Loans (other than as required by Sections 2.05(e), 2.05(f) and 2.07(b)) effected prior to the twelve-month anniversary of the Second Amendment Effective Date through the issuance of any Indebtedness (which, for the avoidance of doubt, shall exclude any drawing under any Revolving Credit Facility) having a lower All-In Yield than the All-In Yield then in effect in respect of the Term B Loans being repaid, such prepayment shall include a premium in an amount equal to 1.00% of the principal amount so prepaid. In the event that any amendment to this Agreement or any other Loan Document that has the effect of decreasing the interest rate payable in respect of the Term B Loans is effected prior to the twelve-month anniversary of the Second Amendment Effective Date, the Borrower shall pay an amendment fee (x) to any Lender approving such amendment (other than any replacement Lender replacing a Lender pursuant to Section 12.16 in connection with such amendment) in an amount equal to 1.00% of the principal amount of the Term B Loans for which such interest rate is decreased and (y) to any Lender replaced pursuant to Section 12.16 in connection with such amendment in an amount equal to 1.00% of the principal amount of such Lender’s Term B Loans being assigned pursuant to such replacement.”

(f)    Article VII of the Existing Credit Agreement is hereby amended to add a new Section 7.16, which shall read as follows:

“7.16    Mohegan Sun Korea Management Agreement. The Tribe agrees that (a) if the Tribe or one or more Affiliates or instrumentalities of the Tribe (other than the Borrower or any Restricted Subsidiaries and other than Inspire Integrated Resort Co. Ltd., or its successors or assigns to the ownership or operation of the Mohegan Sun Korea Project (“Inspire”) and its Subsidiaries), on the one hand, and Inspire, on the other hand, enter into any management agreement, development agreement, licensing agreement or other agreement providing for the payment of a fee relating to the Mohegan Sun Korea Project (a “Mohegan Sun Korea Management Agreement”), any fees actually paid by Inspire to any such entity pursuant to such Mohegan Sun Korea Management Agreement shall, to the extent lawfully permitted, promptly be distributed, contributed or otherwise transferred to the Borrower or a Restricted Subsidiary, net of any fees, costs or expenses incurred or reasonably expected to be incurred by such entity in connection with such Mohegan Sun Korea Management Agreement; and (b) if the Tribe or one or more Affiliates or instrumentalities of the Tribe (other than the Borrower or any Restricted Subsidiaries) receives any dividends, distributions or other payments or amounts from Inspire on account of its ownership of any equity interest therein, such entity shall, to the extent lawfully permitted, promptly cause any such amounts to be distributed to the Borrower or a Restricted Subsidiary, net of any fees, costs or expenses incurred or reasonably expected to be incurred by such entity in connection with its ownership of such equity interest.”

(g)    Section 9.02 of the Existing Credit Agreement is hereby amended by amending and restating clause (k) thereof as follows:

“(k)    additional Investments (which may include Guarantees of Indebtedness at the Mohegan Sun Korea Project), provided (i) the aggregate amount of such Investments outstanding at any time pursuant to this Section 9.02(k) does not exceed the greater of (x) $300,000,000 and

(y) 25% of Consolidated EBITDA for the mostly recently-ended Test Period and determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing and (iii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Borrower shall be in compliance with Section 9.10 (regardless of whether any Covenant Facility is then outstanding);”

(h)    Section 9.02 of the Existing Credit Agreement is hereby amended by amending and restating clause (m) thereof as follows:

“(m)    Investments in the CT Expo Subsidiary in an aggregate amount not to exceed $50,000,000 at any one time outstanding;”

(i)    Section 9.02 of the Existing Credit Agreement is hereby amended by adding the following sentence as a new paragraph after clause (o) thereof and before the last paragraph of such Section:

“Notwithstanding the foregoing, the aggregate amount of Investments in the form of (i) capital contributions, (ii) purchases or other acquisitions of Capital Stock and (iii) purchases, acquisitions or funding of loans or other debt instruments (but, for the avoidance of doubt, excluding Investments consisting of Guarantees otherwise permitted under this Section 9.02), in each case, made by the Borrower and the Restricted Subsidiaries, directly or indirectly (including through Mohegan Gaming Advisors, LLC) in Inspire shall not exceed $300,000,000 at any time.”

(j)    Section 9.10 of the Existing Credit Agreement is hereby amended by amending and restating clause (b) thereof as follows:

“(b)    Total Leverage Ratio. Permit the Total Leverage Ratio on the last day of any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Total Leverage Ratio
March 31, 2018 through June 30, 2020	6.25 to 1.00
September 30, 2020 through June 30, 2021	6.00 to 1.00
September 30, 2021 through June 30, 2022	5.75 to 1.00
September 30, 2022 through June 30, 2023	5.50 to 1.00
September 30, 2023 and each Fiscal Quarter ending thereafter	5.25 to 1.00

”

(k)    Section 9.10 of the Existing Credit Agreement is hereby amended by amending and restating clause (c) thereof as follows:

“(c)    Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio on the last day of any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Secured Leverage Ratio
March 31, 2018 through June 30, 2020	4.50 to 1.00
September 30, 2020 through June 30, 2021	4.25 to 1.00
September 30, 2021 through June 30, 2022	4.00 to 1.00
September 30, 2022 and each Fiscal Quarter ending thereafter	3.75 to 1.00

”

ARTICLE III

AGREEMENT TO PROVIDE INCREASED TERM LOAN COMMITMENTS

SECTION 3.1    Agreement to Make New Term Loans.

Immediately following the effectiveness of the amendments to the Existing Credit Agreement effectuated by this Second Amendment, each Increased Term B Facility Lender hereby agrees, severally and not jointly, to provide its respective Increased Term B Loan Commitments as set forth on Schedule A annexed hereto on the terms set forth in this Second Amendment, and its Increased Term B Loan Commitments shall be binding as of the Effective Date. Each Increased Term B Facility Lender hereby agrees, severally and not jointly, to make an Increased Term B Loan to the Borrower having the same terms as the existing Term B Loans on the Effective Date in the amount of its Increased Term B Loan Commitment.

SECTION 3.2    New Loans and Commitments.

The Increased Term B Loan Commitment of each Increased Term B Facility Lender is in addition to such Increased Term B Facility Lender’s existing Loans and Commitments under the Amended Credit Agreement, if any (which shall continue under and be subject in all respects to the Amended Credit Agreement), and, immediately after giving effect to the amendments contemplated hereby, will be subject in all respects to the terms of the Amended Credit Agreement (and, in each case, the other Loan Documents).

SECTION 3.3    Applicable Rate.

The Applicable Rate for the Increased Term B Loans shall be the same as the Applicable Rate with respect to the Term B Loans under the Amended Credit Agreement. The initial Interest Period with respect to the Increased Term B Loans shall be the same as the Interest Period outstanding for the existing Term B Loans under the Amended Credit Agreement on the Effective Date (and to the extent there are multiple Interest Periods outstanding on the Effective Date for the existing Term B Loans, the Increased Term B Loans shall be deemed to have multiple Interest Periods corresponding to (and in the same proportion as) each such existing Interest Period for the existing Term B Loans).

SECTION 3.4    Maturity.

The maturity date for the Increased Term B Loans shall be the same as the Maturity Date of the Term B Facility under the Amended Credit Agreement.

SECTION 3.5    Principal Payments.

Borrower shall repay the principal amount of the Increased Term B Loans on each Amortization Date in accordance with Section 2.07(b) of the Amended Credit Agreement.

SECTION 3.6    Increased Term B Loan Commitments.

(a)    This Second Amendment represents Borrower’s request for the Increased Term B Loan Commitments to be provided on the terms set forth herein on the Effective Date and for the Increased Term B Loans to be made thereunder to be funded on the Effective Date. It is the understanding, agreement and intention of the parties that (i) the Increased Term B Loan Commitments shall constitute Increased Term Loan Commitments and the Increased Term B Loans shall constitute Increased Term Loans, in each case in respect of the Term B Facility, under the Amended Credit Agreement and the other Loan Documents, (ii) all Increased Term B Loans shall be part of the same tranche of Loans as the Term B Loans funded on the Closing Date and shall be included in, and a part of, the Term B Facility and (iii) all Increased Term B Loans and Increased Term B Loan Commitments shall constitute Loans and Commitments, respectively, under the Amended Credit Agreement and the other Loan Documents. The Increased Term B Loans shall be subject to the provisions of the Amended Credit Agreement and the other Loan Documents and shall be on terms and conditions identical to the Term B Loans, as such terms and conditions are amended by this Second Amendment.

(b)    The Increased Term B Loan Commitments may be drawn in no more than a single drawing on the Effective Date. Upon such Borrowing, the Increased Term B Loans so borrowed shall automatically become “Loans” and “Term B Loans” outstanding under the Amended Credit Agreement. The Increased Term B Loan Commitments shall terminate automatically after the funding thereof on the Effective Date.

SECTION 3.7    Agreements of Increased Term B Facility Lenders.

Each Increased Term B Facility Lender (a) represents and warrants that it is legally authorized to enter into this Second Amendment; (b) confirms that it has received a copy of the Amended Credit Agreement, this Second Amendment and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision in taking or not taking action under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) hereby affirms the acknowledgements and representations of such Increased Term B Facility Lender as a Lender contained in Section 11.07 of the Amended Credit Agreement. Each Increased Term B Facility Lender acknowledges and agrees that upon its execution of this Second Amendment that such Increased Term B Facility Lender shall on and as of the Effective Date become, or continue to be, a “Term B Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of Increased Term B Loans on the Effective Date as the Administrative Agent may instruct. Each Increased Term B Facility Lender has delivered herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Increased Term B Facility Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 3.01 of the Amended Credit Agreement.

ARTICLE IV

AGREEMENT TO PROVIDE INCREASED REVOLVING COMMITMENTS

SECTION 4.1    Agreement to Provide Increased Revolving Commitments.

Immediately following the effectiveness of the amendments to the Existing Credit Agreement effectuated by this Second Amendment, each Increased Revolving Facility Lender hereby agrees, severally and not jointly, to provide its respective Increased Revolving Commitment in the amount set forth on Schedule B annexed hereto on the terms set forth in this Second Amendment, and its Increased Revolving Commitment shall be binding as of the Effective Date.

SECTION 4.2    New Loans and Commitments.

The Increased Revolving Commitment of each Increased Revolving Facility Lender is in addition to such Increased Revolving Facility Lender’s existing Loans and Commitments under the Amended Credit Agreement, if any (which shall continue under and be subject in all respects to the Amended Credit Agreement), and, immediately after giving effect to the amendments contemplated hereby, will be subject in all respects to the terms of the Amended Credit Agreement (and, in each case, the other Loan Documents).

SECTION 4.3    Increased Revolving Commitments.

(a)    This Second Amendment represents Borrower’s request for Increased Revolving Commitments to be provided on the terms set forth herein on the Effective Date and for the Increased Revolving Loans to be made thereunder to be funded from time to time on and after the Effective Date in accordance with the Amended Credit Agreement. It is the understanding, agreement and intention of the parties that (i) the Increased Revolving Commitments shall constitute “Increased Revolving Commitments” in respect of the Initial Revolving Credit Facility under the Amended Credit Agreement and the other Loan Documents, (ii) the Increased Revolving Commitments shall be part of the same tranche of Revolving Commitments as the Initial Revolving Credit Facility, (iii) all Increased Revolving Loans incurred pursuant to the Increased Revolving Commitments shall be part of the same tranche of Loans as the Revolving Loans incurred pursuant the Initial Revolving Credit Facility and (iv) all Increased Revolving Commitments and Increased Revolving Loans incurred thereunder shall constitute Revolving Commitments and Revolving Loans, respectively, under the Amended Credit Agreement and the other Loan Documents. The Increased Revolving Commitments and Increased Revolving Loans shall be subject to the provisions of the Amended Credit Agreement and the other Loan Documents and shall be on terms and conditions identical to the Initial Revolving Credit Facility and the Revolving Loans incurred pursuant to the Initial Revolving Credit Facility, respectively, in each case, as such terms and conditions are amended by this Second Amendment.

(b)    The Increased Revolving Commitments may be drawn from time to time on and after the Effective Date in accordance with Section 2.01(a) of the Amended Credit Agreement and shall terminate as set forth in Section 2.06 of the Amended Credit Agreement. Any Increased Revolving Loans borrowed under the Increased Revolving Commitments shall be repaid in accordance with Section 2.07(c) of the Amended Credit Agreement.

SECTION 4.4    Reallocation of Revolving Exposure.

Immediately upon giving effect to the Increased Revolving Commitments under this Second Amendment, each existing Revolving Lender will automatically and without further act be deemed to have assigned to each Increased Revolving Facility Lender, and each such Increased Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Lender’s participations under the Amended Credit Agreement in outstanding Letters of Credit and Swingline Loans in accordance with the second to last sentence of Section 2.15(d) of the Amended Credit Agreement. Additionally, if, immediately prior to the effectiveness of this Amendment, there are any Revolving Loans outstanding under the Amended Credit Agreement, the Borrower shall in coordination with the Administrative Agent, repay outstanding Revolving Loans of the existing Revolving Lenders, and incur additional Revolving Loans from the Increased Revolving Facility Lenders, in each case in accordance with the second to last sentence of Section 2.15(d) of the Amended Credit Agreement. Each Revolving Lender party hereto hereby waives the payment of any amounts referred to in Section 3.05 of the Amended Credit Agreement in connection with the repayments and Borrowings contemplated by this Section 4.4. The Administrative Agent is hereby authorized to take all such actions and make all such notations in the Register as are necessary or appropriate to effectuate the foregoing.

SECTION 4.5    Agreements of Revolving Lenders.

Each Increased Revolving Facility Lender (a) represents and warrants that it is legally authorized to enter into this Second Amendment; (b) confirms that it has received a copy of the Amended Credit Agreement, this Second Amendment and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) that is a Lender under the Amended Credit Agreement hereby affirms the acknowledgements and representations of such Increased Revolving Facility Lender as a Lender contained in Section 11.07 of the Amended Credit Agreement. Each Increased Revolving Facility Lender acknowledges and agrees that upon its execution of this Second Amendment that such Increased Revolving Facility Lender shall on and as of the Effective Date become, or continue to be, a “Revolving Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of Increased Revolving Loans from time to time on and after the Effective Date in accordance with the Amended Credit Agreement. Each Increased Revolving Facility Lender has delivered herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Increased Revolving Facility Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 3.01 of the Amended Credit Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1    Representations and Warranties of the Tribe.

To induce (a) the Increased Revolving Facility Lenders to provide the Increased Revolving Commitments, (b) the Increased Term B Facility Lenders to provide the Increased Term B Loan Commitments and (c) the other Lenders to agree to this Second Amendment, the Tribe represents to the Administrative Agent, the Increased Revolving Facility Lenders, the Increased Term B Facility Lenders, and each other Lender that, as of the Effective Date:

(a)    the Tribe has all requisite power and authority to execute and deliver this Second Amendment and to perform its Obligations hereunder. This Second Amendment is a “Contract of The Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution;

(b)    the execution, delivery and performance by the Tribe of this Second Amendment have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(i)    require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, Management Board member, security holder or creditor;

(ii)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of Borrower;

(iii)    result in or require the creation or imposition of any Lien (other than pursuant to the Security Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(iv)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe in any material respect;

(v)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction, or any similar Law;

(vi)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe is a party or by which the Tribe or any of its Property is bound or affected; or

(vii)    require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Effective Date;

and the Tribe is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any mortgage, indenture, loan or credit agreement described in Section 5.1(b)(vi) of this Second Amendment in any respect that constitutes a Material Adverse Effect;

(c)    no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe of this Second Amendment, other than such as have been obtained on or prior to the date hereof;

(d)    neither this Second Amendment nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA and related regulations, or deprive the Tribe and Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun;

(e)    this Second Amendment has been executed and delivered by the Tribe, and constitutes the legal, valid and binding obligation of the Tribe, enforceable against the Tribe in accordance with its terms. The provisions of Section 12.18 of the Amended Credit Agreement are specifically enforceable against the Tribe, Borrower and its Restricted Subsidiaries. The waivers of sovereign immunity by the Tribe contained in this Second Amendment are legal, valid, binding and irrevocable;

(f)    no Tribal law permits any tribal member to challenge by referendum or initiative any action of the Tribal Council authorizing and approving the execution and delivery of this Second Amendment (“Second Amendment Referendum Action”). No Second Amendment Referendum Action is, to the Tribe’s knowledge, threatened or pending which would reduce the obligations of the Tribe or Borrower under this Second Amendment or impair the enforceability of this Second Amendment or the rights of the Administrative Agent and the Lenders hereunder or cause a Material Adverse Effect;

(g)    after giving effect to this Second Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Second Amendment or the performance by the Tribe of its obligations hereunder that would constitute a Default or an Event of Default; and

(h)    each of the representations and warranties made by Tribe in or pursuant to the Loan Documents to which it is a party, as amended hereby, is true and correct in all material respects on and as of the Effective Date as if made on and as of such date; provided, that, to the extent that such representations or warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

SECTION 5.2    Representations and Warranties of the Borrower and the Other Loan Parties.

To induce (a) the Increased Revolving Facility Lenders to provide the Increased Revolving Commitments, (b) the Increased Term B Facility Lenders to provide the Increased Term B Loan Commitments and (c) the other Lenders to agree to this Second Amendment, the Borrower and each of the other Loan Parties represent to the Administrative Agent, the Increased Revolving Facility Lenders, the Increased Term B Facility Lenders, and each other Lender that, as of the Effective Date:

(a)    Borrower and the other Loan Parties each have all requisite power and authority to execute and deliver this Second Amendment and to perform their respective Obligations hereunder;

(b)    the execution, delivery and performance by Borrower and each of the other Loan Parties of this Second Amendment have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(i)    require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor;

(ii)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe, Borrower or its Restricted Subsidiaries;

(iii)    result in or require the creation or imposition of any Lien (other than pursuant to the Security Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(iv)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe, Borrower or its Restricted Subsidiaries, except for such violations that could not reasonably be expected to have Material Adverse Effect; or

(v)    result in a breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe, Borrower or any of its Restricted Subsidiaries is a party or by which the Tribe, Borrower, its Restricted Subsidiaries or any of their Property is bound or affected, except, in each case, to the extent that such breach, default or acceleration could not reasonably be expected to have a Material Adverse Effect;

(c)    no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority or any other Person, in each case material to the operations of the Borrower and its Restricted Subsidiaries, is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Restricted Subsidiaries of this Second Amendment, other than such as have been obtained on or prior to the date hereof. Borrower and its Restricted Subsidiaries are not in violation of any Requirement of Law, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect;

(d)    this Second Amendment has been duly executed and delivered by Borrower and each of the other Loan Parties. This Second Amendment constitutes the legal, valid and binding obligations of Borrower and each of the other Loan Parties, enforceable against Borrower and its Restricted Subsidiaries in accordance with its terms. The waivers of sovereign immunity by the Borrower and its Restricted Subsidiaries contained in this Second Amendment are legal, valid, binding and irrevocable;

(e)    after giving effect to this Second Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Second Amendment or the performance by the Borrower and the other Loan Parties of their obligations hereunder that would constitute a Default or an Event of Default;

(f)    immediately before and immediately after giving effect to the transactions contemplated hereby, each of the representations and warranties made by such Loan Party in or pursuant to the Loan Documents to which it is a party, as amended hereby, is true and correct in all material respects on and as of the Effective Date as if made on and as of such date; provided, that, to the extent that such representations or warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates; except that for purposes of this Second Amendment and pursuant to Section 2.15(d)(i) of the Existing Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Existing Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 8.01 of the Existing Credit Agreement;

(g)    the aggregate amount of all Increased Term Loan Commitments and Increased Revolving Commitments provided on the Effective Date do not exceed the Incremental Loan Amount as of such date; and

(h)    after giving effect to the Increased Revolving Commitments and the Increased Term B Loan Commitments hereunder, Borrower is in compliance with the financial covenants set forth in Section 9.10 of the Amended Credit Agreement on a Pro Forma Basis as of the last day of the most recent Fiscal Quarter (regardless of whether any Covenant Facility is then outstanding and calculated as though such Increased Revolving Commitments are fully drawn).

ARTICLE VI

CONDITIONS TO THE EFFECTIVE DATE

This Second Amendment shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied or waived:

SECTION 6.1    Execution of Counterparts.

The Administrative Agent shall have received executed counterparts of this Second Amendment from the Tribe, the Borrower, the other Loan Parties, each existing Lender party to this Second Amendment (which Lenders, taken together, constitute the Required Lenders (under and as defined in the Existing Credit Agreement)), the Increased Term B Facility Lenders, the Increased Revolving Facility Lenders and the L/C Issuer, the Swingline Issuer and the Administrative Agent.

SECTION 6.2    Corporate Documents.

A Responsible Officer or other authorized signatory of the Tribe and each signing Loan Party that is party hereto shall have executed, and the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Tribe and each Loan Party as the Administrative Agent may reasonably require to confirm the existence of the Tribe as a federally recognized Indian Tribe and the formation, valid existence and good standing of the Borrower and each other Loan Party, and evidencing the identity, authority and capacity of each Responsible Officer or other authorized signatory thereof authorized to act as a Responsible Officer and/or execute documents in connection with this Second Amendment and the other Loan Documents to which the Tribe or such Loan Party is a party or is to be a party on the Effective Date (which may include certificates in form and substance reasonably satisfactory to the Administrative Agent to the effect that there has been no change to the applicable resolutions and/or incumbency certificates delivered by such Loan Party on the Closing Date or the First Amendment Effective Date).

SECTION 6.3    Opinions of Counsel.

The Administrative Agent shall have received favorable written legal opinions of Wachtell, Lipton, Rosen & Katz, special counsel to the Loan Parties and the Tribe, Updike, Kelly & Spellacy, P.C., special Connecticut counsel to the Loan Parties and the Tribe, Faegre Baker Daniels LLP, special Indian law counsel to the Loan Parties and the Tribe, Eckert Seamans Cherin & Mellott, LLC, special Pennsylvania gaming law counsel to the Loan Parties and the Tribe, and Rosenn Jenkins & Greenwald LLP, special Pennsylvania law counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender.

SECTION 6.4    Fees, Costs and Expenses.

(a)    All of the fees payable to the Second Amendment Arrangers (as defined below) on or prior to the Effective Date in connection with this Second Amendment in accordance with separate fee letters entered into by the Borrower and each such Second Amendment Arranger (if any) and all of the reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of Latham & Watkins LLP and Carter Ledyard & Milburn LLP) incurred by the Administrative Agent and the Second Amendment Arrangers on or prior to the Effective Date in connection with the negotiation, preparation, execution and delivery of this Second Amendment and the syndication of the Increased Term B Loan Commitments and the Increased Revolving Commitments shall have been paid by the Borrower to the extent invoiced at least three Business Days prior to the Effective Date.

(b)    The Administrative Agent shall have received for the ratable account of each Lender that has delivered its executed consent to this Second Amendment prior to 5:00 p.m., New York City time, on April 10, 2018 an amendment consent fee in the amount of 0.50% of such Lender’s aggregate Term A Loans and Term B Loans outstanding and Revolving Commitments in effect in each case immediately prior to the effectiveness of the Second Amendment.

(c)    The Administrative Agent shall have received for the ratable account of each Increased Revolving Facility Lender an upfront fee in the amount of 0.25% of such Increased Revolving Facility Lender’s Increased Revolving Commitments provided on the Effective Date.

(d)    The Administrative Agent shall have received for the account of each Increased Term B Facility Lender an upfront fee in the amount of 0.25% of such Increased Term B Facility Lender’s Increased Term B Loan Commitments funded on the Effective Date.

SECTION 6.5    No Default or Event of Default; Representations and Warranties.

(a)    The representations and warranties set forth in Article V hereof shall be true and correct as of the Effective Date.

(b)    No Default or Event of Default shall have occurred and be continuing.

SECTION 6.6    Title and Collateral.

The Administrative Agent shall have received:

(a)    a completed Flood Determination with respect to the real property subject to the Leasehold Mortgage, the Pocono Mortgages and the Mohegan Golf Mortgage; and

(b)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect (including flood insurance with respect to any mortgaged property that is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area), together with an executed lenders loss payable endorsement or additional insured endorsement, as applicable, with respect thereto.

SECTION 6.7    Officer’s Certificate.

The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Tribe and the Borrower, as applicable, certifying (a) that the conditions described in Sections 6.5(a) and 6.5(b) above have been satisfied and (b) the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions to occur substantially concurrent with the Effective Date, are Solvent (which certificate shall demonstrate the calculations of the representation and warranty set forth in Section 5.2(h) in reasonable detail).

ARTICLE VII

VALIDITY OF OBLIGATIONS AND LIENS

SECTION 7.1    Validity of Loan Party Obligations.

Borrower and each other Loan Party acknowledges and agrees that, both before and after giving effect to this Second Amendment, Borrower and each other Loan Party is, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations (including the Obligations in respect of the Increased Revolving Loans and the Increased Term B Loans provided pursuant to this Second Amendment) as set forth in the Amended Credit Agreement. The Borrower and each other Loan Party hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations both before and after giving effect to this Second Amendment.

SECTION 7.2    Validity of Liens and Loan Documents.

Borrower and each other Loan Party hereby ratifies and reaffirms the validity and enforceability of the Liens and security interests granted to the Administrative Agent for the benefit of the Secured Parties to secure all of the Obligations (including the Obligations in respect of the Increased Revolving Loans and the Increased Term B Loans provided pursuant to this Second Amendment) by Borrower and each other Loan Party pursuant to the Loan Documents to which any of Borrower or such other Loan Party is a party and hereby confirms and agrees that notwithstanding the effectiveness of this Second Amendment, and except as expressly amended by this Second Amendment, each such Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects.

SECTION 7.3    Validity of Tribe Obligations.

The Tribe acknowledges and agrees that, both before and after giving effect to this Second Amendment, the Loan Documents to which the Tribe is a party constitute the legal, valid and binding obligations of the Tribe, enforceable against the Tribe in accordance with their terms.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1    Notice.

For purposes of the Amended Credit Agreement, the initial notice address of each Increased Revolving Facility Lender and Increased Term B Facility Lender (other than any Increased Revolving Facility Lender or Increased Term B Facility Lender that, immediately prior to the execution of this Second Amendment, is a “Lender” under the Existing Credit Agreement) shall be as set forth below its signature to this Second Amendment.

SECTION 8.2    Amendment, Modification and Waiver.

This Second Amendment may not be amended, modified or waived except in accordance with Section 12.01 of the Amended Credit Agreement.

SECTION 8.3    Entire Agreement.

This Second Amendment, the Existing Credit Agreement and the other Loan Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

SECTION 8.4    Governing Law; Arbitration Reference; Waiver of Right to Trial by Jury; Waiver of Sovereign Immunity; Consent to Jurisdiction; Gaming Law Limitations; Section 81 Compliance.

The provisions of Section 12.17, Section 12.18, Section 12.19, Section 12.20, Section 12.22 and Section 12.23 of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 8.5    Severability.

If any provision of this Second Amendment or the other Loan Documents is held to be illegal, invalid, void or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Second Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which come as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.6    Miscellaneous.

(a)    This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Second Amendment may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of this Second Amendment and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that this Second Amendment and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(b)    Except as amended hereby, all of the provisions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect except that each reference to the “Credit Agreement”, or words of like import in any Loan Document, shall mean and be a reference to the Amended Credit Agreement. This Second Amendment shall be deemed a “Loan Document” as defined in the Amended Credit Agreement.

SECTION 8.7    Lead Arrangers and Bookrunners.

The Borrower has appointed Citizens Bank, N.A., Credit Suisse Securities (USA) LLC, Fifth Third Bank, Goldman Sachs Bank USA, KeyBank National Association and SunTrust Robinson Humphrey, Inc. (collectively, the “Second Amendment Arrangers”) to act as joint lead arrangers and joint bookrunners for this Second Amendment. Anything herein to the contrary notwithstanding, the Second Amendment Arrangers shall have no powers, duties or responsibilities under this Second Amendment or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent, a Lender or an L/C Issuer thereunder.

SECTION 8.8    Acknowledgments.

Each Increased Term B Facility Lender and Increased Revolving Facility Lender party to this Second Amendment acknowledges and agrees that such lender is automatically deemed to have consented to the terms herein by executing this Second Amendment and providing its respective Commitments (as set forth on Schedules A and B, as applicable). For purposes of determining compliance with the requirements and conditions precedent specified herein and in Section 2.15 of the Amended Credit Agreement, the Administrative Agent and each Increased Revolving Facility Lender, Increased Term B Facility Lender and other Lender party hereto shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or any such Lender, as applicable. The Administrative Agent shall promptly notify the Borrower and each Lender of the Effective Date. Schedules A and B hereto shall constitute notice by the Administrative Agent to the Borrower and each Lender of the final allocation of the Incremental Facilities provided hereunder. The Administrative Agent acknowledges and agrees that this Second Amendment constitutes the Incremental Joinder referred to in Section 2.15(d)(iii) of the Existing Credit Agreement and satisfies all requirements set forth therein.

ARTICLE IX

POST-CLOSING COVENANTS

SECTION 9.1    Title and Collateral.

No later than the date that is sixty (60) days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), the Administrative Agent shall have received:

(a)    such amendments and modifications in respect of the Leasehold Mortgage, the Pocono Mortgages and the Mohegan Golf Mortgage as reasonably requested by the Administrative Agent; and

(b)    modification endorsements, or a commitment acceptable to the Administrative Agent to obtain modification endorsements, to the title policies increasing the title insurance thereunder to an aggregate amount of not less than $1,560,000,000.

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IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of the day and year first above written, to be effective as of the Effective Date.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	Chief Executive Officer

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining Sections 2.1(e), 5.1, 7.3, 8.2, 8.4, 8.5, and 8.6 of this Second Amendment)

By:	/s/ Kevin P. Brown
Name:	Kevin P. Brown
Title:	Chairman

[Signature Page to Second Amendment]

MOHEGAN BASKETBALL CLUB LLC

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

MOHEGAN COMMERCIAL VENTURES PA, LLC

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

DOWNS RACING, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

BACKSIDE, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

[Signature Page to Second Amendment]

MILL CREEK LAND, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

NORTHEAST CONCESSIONS, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

MOHEGAN VENTURES-NORTHWEST, LLC

By:	/s/ R. James Gessner, Jr.
Name:	R. James Gessner, Jr.
Title:	Manager

MOHEGAN GOLF, LLC

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	President

[Signature Page to Second Amendment]

CITIZENS BANK, N.A.,
as Administrative Agent and L/C Issuer

By:	/s/ Mark E. Sanko
Name:	Mark E. Sanko
Title:	Managing Director

[Signature Page to Second Amendment]

BANK OF AMERICA, N.A., as Swingline Lender

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

[Signature Page to Second Amendment]